Item 77C

A special meeting of the shareholders of Orchard Series Fund was held on June 1, 2004.

The purpose of the meeting was as follows:

     o Proposal 1: Shareholders of the Orchard DJIASM Index Fund were asked to approve or disapprove the Plan, including the merger of that fund into the Maxim S&P 500 Index(R) Portfolio;

     o Proposal 2: Shareholders of the Orchard S&P 500 Index(R) Fund were asked to approve or disapprove the Plan, including the merger of that fund into the Maxim S&P 500 Index(R) Portfolio;

     o Proposal 3: Shareholders of the Orchard Nasdaq-100 Index(R) Fund were asked to approve or disapprove the Plan, including the merger of that fund into the Maxim S&P 500 Index(R) Portfolio; and

     o Proposal 4: Shareholders of the Orchard Index 600 Fund were asked to approve or disapprove the Plan, including the merger of that fund into the Maxim Index 600 Portfolio.

The number of votes cast with respect to each of these matters was:


Proposal 1:       128,956.246       For
                    1,397.518       Against
                    4,146.553       Abstain*

Proposal 2:       227,316.553       For
                   21,092.554       Against
                   19,036.091       Abstain*

Proposal 3:       134,236.200       For
                   42,412.712       Against
                   12,646.046       Abstain*

Proposal 4:        86,989.612       For
                    3,667.869       Against
                   11,083.438       Abstain*



*All Abstain votes are treated as `present' for purposes of achieving a quorum and in determining the votes cast on the proposals, but not as having voted FOR the proposals (and therefore have the effect of a vote against).